Exhibit 99.1

Palo Alto Networks Announces Expansion of Management Team

August 10, 2021

Amit Singh Becomes Chief Business Officer; BJ Jenkins Appointed President

SANTA CLARA, Calif., Aug. 10, 2021 /PRNewswire/ — Palo Alto Networks (NYSE: PANW), the global cybersecurity leader, today announced the expansion of its management team, with Amit Singh moving into the new role of chief business officer and BJ Jenkins joining the company in the role of president. The appointments are effective immediately.

Palo Alto Networks has reported notable momentum over the last financial year, with the business benefiting from customers adopting products across its Strata™, Prisma® and Cortex® security platforms. As chief business officer, Singh will focus on bolstering the strategic customer relationships in partnership with Jenkins on the company’s large deals. Additionally, he will partner with chief product officer, Lee Klarich, on driving the cross-functional speedboats that have helped deliver Palo Alto Networks’ industry-leading products. Singh’s successful three-year tenure as Palo Alto Networks’ president uniquely positions him for this role.

Incoming President BJ Jenkins is a cybersecurity leader recognized across the industry. As CEO of Barracuda Networks, Jenkins has delivered security solutions to hundreds of thousands of customers as they tackle remote work and digital transformation. Previously, Jenkins held multiple business unit and sales and marketing leadership roles at EMC, most recently as president of EMC’s Backup Recovery Systems (BRS) Division. Palo Alto Networks’ customer-facing leaders will continue in their current roles, reporting directly to Jenkins.

“We are excited to expand our management team and have BJ join us as we kick off activities for the new financial year,” said Nikesh Arora, CEO and chairman, Palo Alto Networks. “BJ has the security experience, customer understanding, and business acumen needed to lead our world-class go-to-market organization. With Amit focusing on our strategic customers in partnership with BJ, we look forward to building on our position of strength amid increased demand and awareness of cybersecurity.”

“I have watched Palo Alto Networks’ evolution from a disruptor in network security to the multi-platform cybersecurity category leader,” said Jenkins. “I am delighted to join Palo Alto Networks’ world-class management team and help drive the company’s continued growth.”

“As complex organizations see the benefit in a platform approach to cybersecurity, we are seeing a significant increase in large deals,” said Singh. “Building strategic relationships with these customers is a passion of mine, as is helping our business units that drive our performance. I’m excited to concentrate on this to bring us further success.”

About Palo Alto Networks

Palo Alto Networks, the global cybersecurity leader, is shaping the cloud-centric future with technology that is transforming the way people and organizations operate. Our mission is to be the cybersecurity partner of choice, protecting our digital way of life. We help address the world’s greatest security challenges with continuous innovation that seizes the latest breakthroughs in artificial intelligence, analytics, automation, and orchestration. By delivering an integrated platform and empowering a growing ecosystem of partners, we are at the forefront of protecting tens of thousands of organizations across clouds, networks, and mobile devices. Our vision is a world where each day is safer and more secure than the one before.

For more information, visit www.paloaltonetworks.com.

Palo Alto Networks, Cortex, Prisma, Strata, and the Palo Alto Networks logo are trademarks of Palo Alto Networks, Inc. in the United States and in jurisdictions throughout the world. All other trademarks, trade names, or service marks used or mentioned herein belong to their respective owners.